SUBSIDIARIES OF SYMETRA LIFE INSURANCE COMPANY

Symetra National Life Insurance Company                        Domiciled: Iowa

First Symetra National Life Insurance Company of New York                Domiciled: New York

Symetra Reinsurance Corporation                            Domiciled: Iowa